Exhibit 99.1
In an effort to reach out to our significant shareholders to ensure you are equipped with a comprehensive understanding of the strategic alliance endorsed by our Board of Directors, the following documents are attached for your evaluation:
•	Detailed “Transformation” presentation: an updated, comprehensive report detailing:
•	the reasons underlying our search for a strategic partner (pg. 5)
•	the process undertaken to find the “right” partnership for all shareholders (pg. 6) — see also additional report below
•	the Board’s conclusion (pg. 6), including details supporting their recommendation for the CSN proposal — see also additional report below
•	Indiana Steel Processing (Terre Haute) overview: including positive operating results for LTM ending 9/30/06 (pg. 20) and alliance’s strategic benefits (pg. 21)
•	Pro forma earnings potential of proposed CSN alliance (pgs. 24 and 25)
•	Benefits of long term slab supply agreement (pg. 30)
•	Comparison of both offers received — CSN vs. Esmark (pgs. 33-36)
•	this report is also available on our web site (under “Investor Relations” tab / “SEC Filings” sub tab / “Other Filings” section...second Form 8-K with file date and event date of November 9th)
•	Detailed analysis of the merger background: describes the rigorous and thorough process undertaken by our Board of Directors to ensure the best value for all shareholders. This document is also available on our web site (under “Investor Relations” tab/ “SEC Filings” sub tab /“Other Filings” section...8-K- file date and event date of Nov. 6th).
Your vote is requested for re-election of the existing Board that maintains options to maximize shareholder value (the GOLD Card). While our Board has concluded that the definitive merger agreement with CSN is currently the best alternative for our shareholders, it continues to remain open to new developments and will evaluate any and all such developments in the best interests of our collective shareholder base. Conversely, a vote for the slate of directors proposed by Esmark will likely result in the sole pursuit of the Esmark offer, limiting alternative arrangements.
Also, I invite a dialogue between your firm and our senior management to discuss any questions / concerns you may have regarding this important company crossroad. As you know, our annual meeting is to be held this coming Friday, November 17th. Please call me (or reply to this e-mail) at your earliest convenience to confirm the individual(s) responsible for “voting” the shares held by your firm in our company (e.g., proxy contact, portfolio manager, chief investment officer, etc).
Looking forward to your reply...
Dennis Halpin
Director, Investor Relations WPSC
Office: 304-234-2421

Attachment 1

The Transformation of Wheeling-Pittsburgh November 9th, 2006

The information contained in this presentation, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. In particular, statements containing estimates or projections of future operating or financial performance are not historical facts, and only represent a belief based on various assumptions, all of which are inherently uncertain. Forward-looking statements reflect the current views of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors relating to (1) the risk that the businesses of CSN Holdings and Wheeling-Pittsburgh will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) the ability of CSN, CSN Holdings and Wheeling-Pittsburgh to realize the expected benefits from the proposed strategic alliance, including expected operating efficiencies, synergies, cost savings and increased productivity, and the timing of realization of any such expected benefits; (3) lower than expected operating results for Wheeling-Pittsburgh for the remainder of 2006 or for the strategic alliance; (4) the risk of unexpected consequences resulting from the strategic alliance; (5) the risk of labor disputes, including as a result of the proposed strategic alliance or the failure to reach a satisfactory collective bargaining with the production employees; (6) the ability of the strategic alliance to operate successfully within a highly cyclical industry; (7) the extent and timing of the entry of additional competition in the markets in which the strategic alliance will operate; (8) the risk of decreasing prices for the strategic alliance's products; (9) the risk of significant supply shortages and increases in the cost of raw materials, especially carbon slab supply, and the impact of rising natural gas prices; (10) rising worldwide transportation costs due to historically high and volatile oil prices; (11) the ability of the strategic alliance to complete, and the cost and timing of, capital improvement projects, including upgrade and expansion of Wheeling-Pittsburgh's hot strip mill and construction of an additional galvanizing line; (12) increased competition from substitute materials, such as aluminum; (13) changes in environmental and other laws and regulations to which the strategic alliance are subject; (14) adverse changes in interest rates and other financial market conditions; (15) failure of the convertible financing proposed to be provided by CSN to be converted to equity; (16) changes in United States trade policy and governmental actions with respect to imports, particularly with respect to restrictions or tariffs on the importation of carbons slabs; and (17) political, legal and economic conditions and developments in the United States and in foreign countries in which the strategic alliance will operate. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, and any changes in such assumptions or factors could cause actual results to differ materially from current expectations. CSN, CSN Holdings and Wheeling-Pittsburgh assume no duty to update forward-looking statements. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in CSN's and Wheeling-Pittsburgh's filings with the SEC. Template Color Palette Headline: UBS Headline Font: Frutiger 55 Roman Default Font Size for Text: 14 R=185 G=0 B=0 R=255 G=210 B=0 R=76 G=70 B=186 R=100 G=155 B=110 R=155 G=155 B=155 R=132 G=87 B=165 R=11 G=138 B=225 Forward-Looking Statements

Table of Contents Section 1 Background and Process 3 Section 2 CSN Strategic Alliance 8 2.A Transaction Summary 9 2.B Strategic Advantages 14 2.C Financial Advantages 23 2.D Transaction Details 29 Section 3 Proposal Comparison - CSN vs Esmark 32 Section 4 Conclusion/Timeline 37 Appendix A Operating Assumptions 41 Appendix B CSN Overview 43

Section 1 Background and Process

Dramatic Changes to Steel Industry's Landscape... .... Have significantly contributed to defining WPSC's Strategic Goals Consolidation and Globalization Steel Sector has witnessed significant consolidation, giving the industry's emerging behemoths a variety of strategic business advantages: broader market / product base and customer diversity operating and cost efficiencies from higher production volumes production flexibility in down cycles stronger negotiating position with raw material and other suppliers capacity growth in developing nations likely to create tougher competition Highly Volatile Raw Materials and Energy Market certain bulk commodities used in integrated steelmaking process experienced unusual hikes in recent past (e.g., iron ore world pricing spiked over 70% in April 2005 vs. prior year, scarcity of coal supply drove pricing up over $100 per ton)...prices have remained at an elevated level to date natural gas pricing reached record levels in early 2006 alloys and coating materials have also experienced abnormal increases

Wheeling-Pittsburgh's Strategic Goals... Actions Goals ....Significantly higher earnings potential and increased stability driving shareholder value

Extensive and Rigorous Search Process Conducted exploratory talks with 9 parties regarding strategic alternatives in most recent 18 months and signed confidentiality agreements with 8 parties Proposals received from CSN and Esmark CSN proposal and business plan jointly developed with WPC with clear synergistic benefits Esmark proposals changed numerous times and benefits and assumptions unsubstantiated Committee of independent directors formed to analyze proposals Two-step process with CSN designed to accommodate union concerns at this time Strong endorsement of CSN proposal by WPC Board of Directors resulting in execution of definitive merger agreement

Search Process Timeline

Mar/Apr 2005
WPC begins discussions with 3 potential strategic partners

June 2005
Initial discussions with Esmark begin

Sept 2005
WPC receives written proposal from Esmark; Board of Directors updated on discussions with potential partners

Dec 2005
WPC begins discussions with additional potential strategic partners, including CSN

Feb 2006
WPC receives revised written proposal from Esmark and CSN; WPC Board meets to discuss proposals, with decision to extend 30-day exclusivity to CSN

Mar 2006
WPC Board receives revised proposals from CSN and Esmark. No extension of CSN exclusivity period. Discussions with Esmark and CSN continue

Apr 2006
WPC receives revised written proposals from Esmark and CSN. WPC grants USW request for extension of time to permit Esmark presentation to the Board. Special independent committee of the Board formed to evaluate transactions

May 2006
WPC and CSN publicly announce pursuit of strategic alliance involving minority investment by CSN and a long-term supply agreement

July 2006
Esmark announces plan to seek election of new slate of directors at upcoming annual WPC shareholder meeting and announces public its transaction proposal

Aug 2006
WPC announces negotiation of material points with CSN to combine CSN's North American assets with WPC; USW announces support for Esmark proposal and opposition to CSN proposal

Oct 2006
WPC and CSN sign merger agreement

Wheeling Pittsburgh Corporation
a metal products company

7

Section 2 CSN Strategic Alliance

Section 2.A Transaction Summary

Transaction Summary Transaction Overview Transforming Capital Investment by CSN Slab Supply Agreement WPC shareholders to own 50.5% of New WPC and CSN to own 49.5% New WPC common stock will be publicly listed Protections for non-CSN shareholders Long-term slab supply agreement with CSN Market pricing based on targeted volumes Favorable working capital terms provide $260 million in liquidity Concurrent with merger, CSN to provide $225 million in financing Proceeds used to upgrade and expand WPC hot strip mill, add galvanizing line at Indiana Steel Processing, and improve WPC liquidity position Upon USW consent, convertible into common shares of New WPC expected to increase CSN ownership to approximately 64% 3-year maturity with conversion at the option of both WPC and CSN Modern Steel Processing Facility WPC to acquire CSN LLC (CSN's North American operations, to be renamed "Indiana Steel Processing" or "ISP") which will become a wholly-owned subsidiary of New WPC Commercial Agreements ISP to be exclusive sales agent for CSN products in US and Canada Technology sharing CSN Proposal Enhancement Enhancement to current definitive agreement received on November 4, 2006

Pro Forma Ownership and Corporate Structure at Closing CSN WPC Public Shareholders New WPC Indiana Steel Processing WPSC Holdings Corporation WPSC 100% 100% 100% 49.5% 50.5%

Enhanced CSN Proposal Received on November 4, 2006 Enhancements by CSN to existing definitive agreement with WPC "responsive" to issues raised by current shareholders Provides shareholders "choice" to participate in the future upside of the transaction and / or immediately monetize their position at a premium to current market price. Shareholder can elect to receive: a share of common stock in the new combined company (A Share), or a depositary share that requires CSN to pay $30 per share in cash four years after the merger (B Share), or a combination of A and B Shares B Shares will be limited to 50% of the shares issued to WP stockholders, and 60% of the total consideration B Shares will be common stock of new combined company, deposited with a depositary and listed on the NASDAQ Market established for shareholders wishing to immediately monetize their holdings Commitment to discuss additional ways for current Wheeling-Pittsburgh shareholders to participate in economic upside on shares underlying the convertible note CSN proposal is subject to negotiation and execution of definitive agreements by both parties

Governance Provisions and Shareholder Rights New WPC Board of Directors to consist of 11 directors 5 independent directors from existing independent WPC directors 2 USW directors James Bradley 3 directors designated by CSN Board will be staggered with a mix of independent and CSN directors to preserve independence Protections for non-CSN shareholders standstill provisions limit CSN's ability to acquire additional shares without independent director approval unless CSN makes an offer to acquire all shares of New WPC shares not owned by CSN consummation of any such tender offer is also conditioned upon a majority of such shares being tendered restriction on CSN's ability to reduce ownership interest New WPC will remain listed on the NYSE, NASDAQ or other major US securities exchange for a minimum of 5 years unless a majority of the independent directors decide otherwise Material agreements (involving payments of over $10mm) with CSN will require independent directors' approval includes quarterly review of CSN slab prices versus market independent board of directors' oversight to continue post-conversion CSN to be granted certain preemptive rights to prevent dilution in the event of future equity offerings, and customary registration rights Overall, significant protections exist for non-CSN shareholders

Section 2.B Strategic Advantages

CSN as Strategic Partner Provides Compelling Industrial Logic Hot strip mill upgrade increases capacity to 4.0 million tons energy efficient new furnace will drive a competitive cost structure through gas savings additional throughput of 600,000 tons reduces costs per ton significant operating efficiencies and improved productivity Slab agreement provides long-term guaranteed source of supply CSN ownership interest in Wheeling-Pittsburgh provides economic incentive to supply slabs promotes variable cost structure favorable working capital terms Indiana Steel Processing facility provides increased downstream capabilities broader value added product offering and specifications than current WPC cold- rolling capability adds additional 1,000,000 tons of high-quality processing capacity, including, after capital investments, 700,000 tons of hot-dip galvanized capacity provides pull-through for additional slabs to be marketed as value-added products Transforming capital investment funded by $225 million financing Exclusive US and Canadian distribution rights of CSN's flat-rolled steel products Technology and knowledge sharing Improved financial liquidity position and significant long-term earnings potential

Hot Strip Mill Upgrade and ISP Provide Strategic Fit WPC Standalone Pro Forma CSN 1.3mm Slabs + + WPC 2.8mm Slabs Upgraded Hot Strip Mill 4.0mm Pro Forma Shipments3. 8mm ISP Finishing 1.1mm + WPC Finishing 1.6mm WPC HRC 1.1mm Note: Sequential numbers do not total due to yield loss 1 Full capacity of 3.4mm tons not projected due to difficulty in procuring needed slabs as standalone company + Hot Strip Mill 3.1mm1 WPC Finishing 1.6mm WPC Shipments 2.6mm WPC HRC 1.0mm WPC 2.8mm Slabs 3rd Party 0.4mm Slabs Enables significantly higher volume

Broader Value-Added Product Offering 65% Value-Added Products 70% Value-Added Products 2005 WPC Standalone Pro Forma1 Increase in volume to 4mm tons Note: 1 Pro forma product offerings reflect combination of WPC and Indiana Steel Processing, completion of upgrades to the hot strip mill (including a new walking beam furnace), the new galvanizing line and related capital expansion and upgrade projects Volume = 2.1mm tons Volume = 3.8mm tons

Favorable Long-Term Slab Supply Agreement Significantly Augments Raw Steel Capacity 10-year slab supply agreement with CSN Market price 4-6 weeks of CSN's inventory on site Favorable working capital terms WPC's current raw steel production is limited to 2.8 million tons annually New WPC upgraded hot strip mill will increase capacity to 4.0 million tons annually upgraded hot strip mill requires additional slabs Promotes variable cost structure CSN's economic interests aligned with New WPC performance through significant minority investment Requirements contract providing, over time, up to 2.6 million tons of slabs per year Committee comprised of independent directors will review supply pricing and terms on a quarterly basis

Contributes 1,000,000 tons of processing capacity for value-added products Indiana Steel Processing Overview Indiana Steel Processing Overview Overview of Facility Modern independent steel processing facility located in Terre Haute, Indiana with annual cold rolling capacity of 0.9 million tons Capability to produce 0.0105 inch thick, 72 inch wide flat-rolled grades Previously Heartland Steel, formed in 1998 Purchased in June 2001 by CSN as platform for future North American growth Strategically located to serve Midwest region which consumes two-thirds of steel produced in the US Recently expanded sales force in anticipation of expansion (25 individuals serving 210 customers in 33 states) End customers include steel manufacturers, steel service centers, large distributors, and OEM, appliances and containers manufacturers Sole distributor of CSN products in the US and Canada Estimated new construction costs for similar value-added processing assets of $250-$300 million Inconsistent historical earnings due to supply chain issues, expected to be resolved with merger

Indiana Steel Processing: Selected Financial Information Company Overview Significant Financial Strength1 Sales consist primarily of spot market shipments of galvanized and cold-rolled products both from ISP and indirect sales of products imported from affiliates in Brazil, as well as commissions for direct sales of Brazilian imports Cost of Sales consists of steel substrate, principally hot-rolled coils and cost of conversion to cold-rolled or galvanized products. Historically, substrate has been purchased on the spot market with the result that excess inventory acquired at high prices in earlier periods has been written down to market in subsequent periods. (This was especially true for inventory acquired in late 2004 which was written down in early 2005)

Facility acquired to serve as end processor of hot-rolled coils to cold-rolled and galvanized products - downstream integration Adequate supply of hot-rolled coils has been main impediment to consistent marketing and production of finished products long term customer relationships demand smooth supply chain logistics - from slab to finished product productive cold rolling requires substrate with known characteristics Profitability has been affected by market timing impacts associated with spot market sales of products for which substrate was purchased months before Profitability has been impacted by poor volume and mix associated with intermittent substrate purchases and lack of galvanizing capacity Indiana Steel Processing: Selected Financial Information Addressed by Alliance with WPC ^ ^ ^ ^ ^ ^

Enables funding for timely expansion and modernization at a level beyond WPC's access to capital 3-year $225 million notes payable to CSN provides potential for ultimate equity infusion Use of proceeds in strategic capital investments, to pay down debt and to enhance liquidity $75 million for hot strip mill improvements and to construct new walking beam furnace at WPSC $75 million to construct new hot dip galvanizing line at Indiana Steel Processing $75 million for WPSC to pay down term loan and to enhance liquidity Interest rate of 9% PIK, no financial covenants Upon USW consent, convertible at the option of the holders or New WPC into common shares expected to increase CSN ownership to approximately 64% Transforming Capital-Cash Into Company Immediately

Section 2.C Financial Advantages

Significant Pro Forma Earnings Potential Operating Income Sources of Operating Growth Up to Notes: 1 New WPC volumes include historic Indiana Steel Processing volumes plus growth of 0.6mm tons 2 Pro forma potential operating income for 2009 reflects the combination of WPC and Indiana Steel Processing and a slab agreement with CSN. Previously estimated at $270 million, revised for approximately $20 million of non-cash depreciation and amortization arising from application of purchase accounting and resulting step-up of Indiana Steel Processing assets. Pro forma figures reflect completion and a full year impact of upgrades to the hot strip mill (including a new walking beam furnace), the new galvanizing line and related capital expansion upgrade projects. See appendix for relevant assumptions

Significant Pro Forma Earnings Potential Expected potential increase in operating income of up to $200 million

Pro Forma Earnings Potential Reasonable Compared with Peers Comparable Company Average 1Q2004-2Q2006 Operating Income/Ton1 Source: Company filings Notes: 1 Adjusted for extraordinary and unusual items 2 Not pro forma for Arcelor 3 Pro forma potential operating income for 2009 reflects the combination of WPC and Indiana Steel Processing and a slab agreement with CSN. Previously estimated at $270 million, revised for approximately $20 million of non-cash depreciation and amortization relative to consideration of purchase accounting and resulting step-up of Indiana Steel Processing assets. Pro forma figures reflect completion of and a full year impact of upgrades to the hot strip mill (including a new walking beam furnace), the new galvanizing line and related capital expansion upgrade projects. See appendix for relevant assumptions

Significantly Enhanced Shipments... ....expected from strategic capital investments New WPC Shipments1,3 Indiana Steel Processing Shipments2,3 $75 million capital investment (includes new walking beam furnace) $75 million capital investment (includes new 350k ton capacity galvanizing line) Notes: 1 New WPC shipments include Indiana Steel Processing shipments 2 Indiana Steel Processing excludes direct import shipments and scrap sales 3 Assumes timely completion, at projected costs, of walking beam furnace, galvanizing line and related capital expansion and upgrade projects, and operation at full capacity

Higher Operating Efficiencies and Flexible Cost Structure Increased reliance on EAF and purchased slabs provides more variable cost structure 2006E WPC Standalone HRC Production Pro Forma HRC Production1 Note: 1 Pro forma hot-rolled coil production reflects combination of WPC and Indiana Steel Processing, completion of upgrades to the hot strip mill (including a new walking beam furnace) Volume = 2.8mm tons Volume = 4.0mm tons

Section 2.D Transaction Details

10-year agreement Market price prices determined at order date if parties disagree on market price, slabs may be obtained from another supplier and CSN must match such offer or purchase such slabs on behalf of WPC and ISP and provide terms per slab agreement Volumes based on WPC and ISP requirements reviewed quarterly Maximum volume of up to 2.6 million tons per year (variable year to year) ability to increase supply up to 400,000 tons/year in each of first 5 years by mutual agreement Favorable working capital terms guaranteed 4-6 weeks of inventory on-site at all times supported by CSN 30 day terms following use of slabs during Year 1 of contract, pay as processed thereafter title transfer upon consumption at hot strip mill, eliminating required working capital from order to use Subject to oversight of independent directors of WPC Key Terms Benefits Allows for expansion to 4 million ton producer Promotes variable cost structure Minimal working capital funding requirements terms imply $160 million of working capital financing based on annual volume of 1 million tons of slabs Taps into increased slab making capacity of CSN expected to come online by 2010 Economic interests aligned through significant minority investment Favorable Long-Term Slab Supply Agreement Underscores Business Plan

Key Convertible Financing Terms

Section 3 Proposal Comparison - CSN vs Esmark

CSN Alliance Provides Superior Value

CSN - Solid Liquidity Position Esmark - No Improvement2 Notes: 1 18 weeks of inventory for 1 million tons 2 Includes new $350 million revolving credit facility net of $100 million revolver and assumed $200 million Term Loan repayment 3 Per press release filed on October 26, 2006 status and terms are unclear. $150 million based on proposal presented to Board Superior Pro Forma Financial and Liquidity Position

United Steelworkers and the VEBA The VEBA Trust is an independent entity separate from the United Steelworkers (USW), representing the financial interest of retired Wheeling-Pittsburgh Steel employees VEBA shares are managed by trustee US Trust Corporation, USW does not control VEBA voting shares VEBA Trust held 2.3 million shares as of 9/18/06, the record date only 1.0 million shares have voting rights for election of directors VEBA can vote all shares on other shareholder issues including approval of proposed merger transaction Collective Bargaining Agreement (CBA) signed with USW post-emergence from bankruptcy in 2003 grants USW a right-to-bid Stipulated USW right-to-bid period on CSN proposal expired on October 15, 2006 USW did not bid or assign its right-to-bid to any party Management believes the successorship provision of the CBA does not apply and cannot be used by the USW to prevent the proposed CSN agreement, if approved by shareholders VEBA Voting Shares Right-to-Bid Successorship

CSN Is The Right Next Step for WPC Result of rigorous, proactive process driven by strong, independent Board 18 month process included broad range of potential options formal proposals evaluated by committee of independent board members Compelling strategic fit increased capacity at hot strip mill broader value-added product capabilities highly attractive integrated network of facilities Unique, critically important slab agreement aligned economic interests and 10-year commitment promotes variable cost structure favorable working capital terms Clear, supportable economic benefits significant operating efficiencies and improved productivity substantial operating earnings growth enhanced liquidity and capital investment plan Esmark proposal lacks strategic rationale, undervalues WPC, is based on unsupported assumptions, and benefits primarily Esmark's owners Strong Strategic Fit Resulting in Superior Value for Wheeling-Pittsburgh Shareholders

Section 4 Conclusion/Timeline

October 24, 2006 WPC and CSN sign merger agreement November 17, 2006 Annual shareholders' meeting to vote on election of Board of Directors January 2007 Special shareholders' meeting to vote on approval of CSN transaction Shareholder Meeting Timing 2 Shareholder Meetings November 17, 2006: Annual shareholder meeting to vote on existing WPC board of directors or Esmark proposed directors January 2007: Special shareholder meeting to vote on approval of CSN transaction Early November 2006 File required regulatory merger documents (Form S-4) October 25, 2006 Proxies mailed for November shareholders' meeting to vote for election of Board of Directors

Existing Board Continues to Practice Good Governance... Visited and listened to large shareholders after August 3rd announcement Had numerous communications with large shareholders regarding impression of alternatives (WPC and CSN) Extended right-to-bid period for USW or assignee for 5 weeks; provided due diligence information Last week of September 2006, conducted exploratory due diligence with most recent interested party Tontine filed 13D; discussed standalone challenges, no firm proposal provided Revisited largest shareholders regarding alternatives Board received UBS' opinion as to the fairness, from a financial point of view, to the holders of Wheeling-Pittsburgh common stock, of the exchange ratio in the merger Signed definitive merger agreement as best available strategy (including standalone) No expense reimbursement or breakup fee Terminated Shareholder Rights Plan ("poison pill") on October 24, 2006 Shareholder acceptance of proposed CSN merger being evaluated Merger agreement out for "Superior Proposal" to CSN

Existing Board's Practice of Good Governance and Transparency Ensures Best Value for All Shareholders Re-election of existing Board maintains shareholder options shareholder acceptance of proposed CSN merger is still being assessed further CSN proposal changes possible during two weeks before annual meeting Board can terminate agreement for superior offer Esmark proposed Board commitment to the Esmark proposal limits alternative agreements Esmark's new proposal lacks clarity regarding investor options pertaining to its $200 million rights offering and stock buyback plans. In addition, public announcement on proposal lacks details about its business plan and how future profitability and liquidity would be improved. Wheeling-Pittsburgh's current Board of Directors has pursued a rigorous and thorough process before entering into its definitive merger agreement with CSN. The agreement has been structured to ensure that the current Board will continue to have flexibility to react to new developments and act in the best interests of all shareholders Conclusion

Appendix A Operating Assumptions

Assumptions For Operating Earnings Potential Overall the projections are based upon market conditions in the steel industry which have existed to date in 2006 and those that we expect to prevail for the balance of the year for Wheeling Pittsburgh Corporation except as otherwise described below operating income from the contribution of Indiana Steel Processing shipments is a function of an expected average spread between selling prices and costs. These spreads are assumed to remain constant after the completion of the transaction except as a result of changes due to the planned addition of a galvanizing line or for greater volume Commercial shipments for the merged companies are expected to increase due to the acquisition of Indiana Steel Processing and as a result of capital investments as seen on page 27 expected product mix is reflected on page 17 hot rolled selling prices and spreads over metallic costs are assumed to be stable throughout the projection period the spread of downstream steel product selling prices over hot rolled prices are projected to remain stable throughout the projection period income resulting from distribution in the U.S. and Canada of CSN flat rolled products remains stable throughout the projection period relationship between coated product prices and zinc costs do not reflect current year zinc cost increases Operating Costs no change in major raw materials related to integrated steel production (including iron ore and coke) scrap and purchased slab remain constant in relation to selling prices (spreads are maintained) source for HRC production becomes more flexible as seen on page 28 walking beam furnace installation in 2008 provides gas usage savings. Natural gas costs are assumed to approximate current year levels throughout the projection period USW represented labor costs reflect increases for the provisions in the existing contract (expiring 8/31/08) and estimates related to a new labor agreement Improved fixed cost absorption with the expected higher HSM and finishing volumes modest purchasing synergies are projected on non-labor spending Selling, General and Administrative SG&A costs increase primarily due to the addition of Indiana Steel Processing Depreciation depreciation costs increase due to estimated capital spending for the walking beam furnace, new galvanizing line, and other investments and as a result of incremental depreciation on the step-up of ISP assets

Appendix B CSN Overview

CSN Overview Leading global steel producer with operations in Latin America, North America and Europe more efficient tapping of furnace Fully integrated steel producer and largest coated steel producer in Brazil. Current capacity of iron ore (2007): 21.5mm metric tonnes crude steel: 5.6mm metric tonnes rolled products: 5.1mm metric tonnes coated steel: 2.9mm metric tonnes Among the lowest cost steel producers in the world Announced plans to build two new plants with total annual production capacity of 9 million metric tonnes to provide additional slabs by 2010 Currently in process of expanding Casa de Pedra iron ore mine from 16Mt/yr to 53 Mt/yr capacity 1.8 billion metric tonnes of reserves Publicly traded on Sao Paolo (BOVESPA) and New York (NYSE) stock exchanges Company Overview Significant Financial Strength1 Source: Bloomberg, CSN 2Q06 press release dated August 9, 2006 Note: 1 Financials for consolidated company

Attachment 2
Background of the Merger

Post-Emergence Business Strategy

Since Wheeling-Pittsburgh’s emergence from bankruptcy on August 1, 2003, Wheeling-Pittsburgh’s Board of Directors and management have pursued a business strategy focused on making Wheeling-Pittsburgh’s cost structure more variable, reducing ongoing maintenance and capital expenditure requirements, providing flexibility to react to changing economic conditions and expanding its participation in markets that allow for a higher margin. A key part of this strategy has been to transform its operations from a pure integrated producer to a hybrid producer of steel with characteristics of both an integrated producer and a mini-mill. Among the steps taken are:

•	Wheeling-Pittsburgh completed the construction and installation of the new EAF in the fourth quarter of 2004 and decommissioned one of its two blast furnaces in May 2005. The annual capacity of the EAF is 1.8 million tons with an all cold scrap charge and up to 2.5 million tons of liquid steel when hot iron charging is also utilized.

•	In order to rehabilitate its coke batteries, Wheeling-Pittsburgh entered into its MSC coke joint venture with Severstal North America, Inc. (“SNA”) in September 2005. The project is expected to be completed in the first quarter of 2007 and, on completion, should result in lower operating costs.

•	As part of its capital program to make efficiency and reliability improvements in its facilities, Wheeling-Pittsburgh completed the installation of hot strip mill automatic roll changers at the Mingo Junction facility in February 2006. This improvement has increased annual hot rolling capacity by up to 600,000 tons to 3.4 million tons per year, which allows Wheeling-Pittsburgh to seek slab purchases or tolling arrangements with third parties to roll hot-rolled products.

Strategic Partner Search Process

As part of its ongoing evaluation of its business, Wheeling-Pittsburgh’s Board of Directors and management have regularly considered Wheeling-Pittsburgh’s long-term strategic alternatives and prospects for continued operation as an independent company during a period of consolidation in the global steel industry, and have had discussions with a number of potential strategic partners since the spring of 2005.

The principal near-term objective of Wheeling-Pittsburgh has been to obtain a reliable source of slabs to allow its hot strip mill to utilize its new 3.4 million ton annual capacity, recognizing (due to environmental limitations on the amount of liquid steel production) that Wheeling-Pittsburgh cannot produce more than approximately 2.8 million tons of slabs per year from its blast furnace-basic oxygen furnace and EAF steelmaking facilities. The incremental hot strip mill production provides additional sales revenue as well as economies of scale.

The longer-term objective is to effect a transition from higher fixed cost, and capital intensive, blast furnace-based production of liquid steel to long-term arrangements to purchase steel slabs from reliable low-cost producers, to utilize its hot strip mill as a platform for growth and to seek a broader downstream product mix that focuses on higher value-added products with higher engineering content such as cold-rolled products. Achievement of these objectives would make Wheeling-Pittsburgh less vulnerable to increasing raw material prices, including iron ore, coke and coal, and more successful in competing with larger, well capitalized companies in a global marketplace and improve Wheeling-Pittsburgh’s balance sheet and working capital position.

In the summer of 2005 the Board of Directors engaged UBS to assist Wheeling-Pittsburgh in exploring possible strategic arrangements that would continue the transformation of Wheeling-Pittsburgh and ensure its long term competitiveness in a changing global steel industry. This engagement of UBS followed a series of management discussions and site visits with potential strategic partners. For example, in March 2005 Wheeling-Pittsburgh had initial discussions with Company A as a potential strategic partner. In April 2005 Wheeling-Pittsburgh had preliminary strategic combination discussions with Company B and Company C followed by site visits by Company B at Wheeling-Pittsburgh. In June 2005, Wheeling-Pittsburgh had continued strategic discussions with Company A, including site visits. Initial discussions with Esmark Incorporated (“Esmark”), a privately held domestic service center business, began in June 2005. Senior management also visited Company B and met with Company B representatives at the offices of UBS to discuss valuation considerations. No proposals were made by any of these parties, except Esmark which submitted a non-binding, conditional proposal dated September 6, 2005, which was revised on September 23, 2005, to acquire a majority of the common stock of Wheeling-Pittsburgh. The

Board was fully informed of this proposal and of the subsequent discussions with management and UBS. In late September, Esmark advised that it was not in a position to pursue a transaction. Discussions with potential strategic partners resumed in December 2005.

In the intervening months Wheeling-Pittsburgh entered into its coke joint venture with SNA on September 29, 2005, and in connection with that joint venture, Wheeling-Pittsburgh’s lenders and the Loan Board consented to that transaction and waived compliance with restrictive financial covenants under the term loan agreement for the two quarters ending December 31, 2005. In November 2005, Wheeling-Pittsburgh began to explore the feasibility of refinancing the term loan or raising equity funds to reduce debt as part of a plan to resolve a potential breach of its financial covenants expected to occur in 2006.

In response to offers from certain of Wheeling-Pittsburgh’s institutional stockholders, led by Tontine Partners (“Tontine”), Wheeling-Pittsburgh, with the assistance of its legal and financial advisors, developed proposals for a registered rights offering to raise approximately $80 million for debt repayment and other purposes and necessary waivers from Wheeling-Pittsburgh’s lenders and the Loan Board predicated on a rights offering. Wheeling-Pittsburgh was prepared to launch the rights offering in February 2006 but deferred doing so, as discussions with potential strategic partners, including CSN and Esmark, more fully described below, accelerated.

Accordingly, Wheeling-Pittsburgh approached its lenders and the Loan Board for a waiver of financial covenants on terms that would permit the pursuit of a strategic transaction. On March 10, 2006, Wheeling-Pittsburgh reached agreement with the lenders under the term loan agreement and the Loan Board to waive compliance with the leverage, interest coverage and fixed charge coverage ratios under the term loan agreement through the quarter ending June 30, 2007, and requiring Wheeling-Pittsburgh to maintain borrowing availability of at least $50 million under the revolving credit agreement at all times or to comply with a minimum fixed charge coverage ratio.

In December 2005, discussions concerning a possible strategic transaction were initiated with CSN, a Brazilian steel producer with its securities listed on The New York Stock Exchange. CSN expressed interest in a transaction under which it would become a majority owner of Wheeling-Pittsburgh and proposed combining its United States cold rolling and galvanizing facility in Terre Haute, Indiana, upgrading Wheeling-Pittsburgh’s hot strip mill, and providing a supply of slabs. At about the same time, Company D expressed interest in Wheeling-Pittsburgh and undertook preliminary due diligence. These discussions involved the merging of the steel producing and finishing operations of Company D with those of Wheeling-Pittsburgh. Prior to Company E’s announced acquisition of Company F, Company E also expressed interest in discussing a possible transaction with Wheeling-Pittsburgh. In January 2006, Esmark renewed its interest in exploring a transaction with Wheeling-Pittsburgh in which it would combine its service centers with Wheeling-Pittsburgh and, through a commercial arrangement with AHMSA, a Mexican steel producer, would supply slabs.

During this time frame, the Board also reviewed the strategic partner search process to date and concluded that, in light of the strategic objectives of Wheeling-Pittsburgh and the number of contacts made with both foreign and domestic steel companies, the current process of actively soliciting third party interest through the combined efforts of management, UBS and other advisors had generated significant interest and was effective and need not be replaced, at this stage, by a more public “auction” process. Although certain Board members were attracted to the possibility of a public “auction” process, the Board considered the limited universe of strategic buyers for an older, unionized integrated producer in the steel industry and the unsuccessful public process in 2005 of Algoma, a unionized integrated Canadian producer.

Parallel Track Negotiations with CSN and Esmark

Management and advisors to Wheeling-Pittsburgh engaged in discussions principally with CSN and Esmark and reported on these discussions at Board meetings on January 30, 2006 and again on February 8, 9 and 10, 2006, at which time the Board discussed various valuation considerations, financing, USW issues and other strategic considerations and possible synergies.

Esmark’s Varying Proposals.  Esmark submitted three different proposals in a ten day period from January 30, 2006 to February 9, 2006, with significantly varying terms, conditions and stated values.

•	The first proposal dated January 30, 2006 outlined a merger transaction involving Wheeling-Pittsburgh and Esmark in which Esmark would be the surviving corporation for a stated merger consideration of $470 million. Esmark stockholders would receive 75% of the outstanding stock of Wheeling-Pittsburgh, subject to adjustment of up to 85% if the price of Wheeling-Pittsburgh stock were at or below $12.00 per share. Further, Esmark indicated that it would enter into a letter of intent within 30 days to purchase Winner Steel, Inc., a privately held cold rolling mill, subject to obtaining new equity financing from Franklin Mutual Shares (“Franklin”) of $150 million. Proposed merger terms and conditions included the execution of a slab agreement with AHMSA or another suitable supplier, consent of the Loan Board and waiver or removal of certain covenants under the term loan, and agreement by the USW to proposed contract terms. Esmark provided a written transaction overview which was reviewed with Company management and advisors.

•	After further discussions with Wheeling-Pittsburgh, Esmark submitted a revised proposal on February 7, 2006 having a lower stated merger consideration of $450 million (with share issuances based on a price of $16.00 per share). This revised proposal contemplated new equity capital to Esmark of $120 million provided by Franklin, of which up to $60 million might be used to purchase shares of Wheeling-Pittsburgh common stock from existing Wheeling-Pittsburgh shareholders. Notably this revised proposal eliminated any reference to the acquisition of Winner Steel or to AHMSA or any other slab supplier.

•	Subsequently, on February 9, 2006, Esmark again revised its proposal. Changes included an increase in up-front cash contributed by Esmark’s shareholders to $150 million from $120 million and the ability to use up to $100 million of this new capital to repurchase shares from existing Wheeling-Pittsburgh shareholders for $16.00 per share as well as the elimination of the contingency for USW approval. Esmark requested a 45 day “no shop” provision.

Initial CSN Proposal.  By letter dated January 31, 2006, CSN proposed a transaction by which CSN would acquire a majority interest in the equity of Wheeling-Pittsburgh, including a contribution of its wholly owned subsidiary CSN LLC (formerly Heartland Steel), a manufacturer of galvanized and cold-rolled steel, a long-term slab supply agreement, and cash in an amount such that the total value of its offer would be between $203 and $400 million. Based on Wheeling-Pittsburgh’s then market capitalization, CSN would own between 51% and 65% of the equity of the combined company. On February 6, 2006, CSN refined its offer, retaining the same structure but valuing CSN LLC at $284 million and providing $75 million in cash. Together with the contribution of CSN LLC the value of the offer would be $359 million. In addition, CSN offered a cash alternative to Wheeling-Pittsburgh’s stockholders.

Board Evaluation of Competing Proposals.  On February 8, 2006, the Board, at a special meeting attended by Wheeling-Pittsburgh’s financial and legal advisors, reviewed the status of the proposed rights offering, including the standby purchase commitments from Tontine and another institutional stockholder, and was advised that CSN and Esmark had recently submitted non-binding proposals that were similar in structure in that each involved a merger in which the bidder would acquire a majority interest in Wheeling-Pittsburgh and under which the surviving corporation would be a public company. Critical to both transactions was the analysis of post-transaction prospects for Wheeling-Pittsburgh, based on the businesses combined, and the resulting potential increase in value. The Board was advised that the Loan Board preliminarily indicated that it would consider the acquisition proposals.

Management summarized the key terms of each of the proposals in detail, including: (1) with respect to the Esmark proposal, the business of Esmark, the proposed valuations of Esmark and Wheeling-Pittsburgh, the financial support of Franklin (Esmark’s primary investor), the resulting ownership structure of Wheeling-Pittsburgh, the projected per share value, the proposed slab arrangement with a third party, the effect of the removal of the previously proposed acquisition of another steel company from the proposal, and the cash contribution to Wheeling-Pittsburgh were described; and (2) with respect to the CSN proposal, the contribution of CSN LLC (formerly Heartland Steel), the proposed valuations of CSN LLC by CSN and by Wheeling-Pittsburgh, the proposed long term slab supply arrangement with CSN, the cash contribution to Wheeling-Pittsburgh, the resulting ownership structure of Wheeling-Pittsburgh and a possible cash tender offer for a portion of the shares held by existing stockholders were fully described. Key conditions in the proposals were identified, including obtaining agreement with the USW on a number of issues, including closure of the No. 5 blast furnace and negotiating acceptable “neutrality” language and profit sharing terms. Both proposals were conditioned on the continuance of the term loan and the related Loan Board guarantee, other approvals and waivers by Wheeling-Pittsburgh’s lenders, and stockholder and Board approvals. Outside counsel for Wheeling-Pittsburgh reviewed the deal process and timeline, noting that both proposals required a period of exclusivity for mutual due diligence, and reviewed the fiduciary obligations of directors of a public company in the context of a strategic transaction.

The Board discussed in detail, among other things, valuation issues, a possible cash dividend or cash tender offer for existing stockholders, capital expenditure levels, slab supply commitments and the value attributable to the commitments, as well as ongoing discussions between the USW and each of the two entities. The Chairman addressed the business rationale for each proposal and noted that the two proposals were based on very different business models. With respect to Esmark’s steel service center focus, the members of the Board engaged in a discussion concerning Esmark’s product lines, the possible synergies of a transaction involving service centers, the need to address Wheeling-Pittsburgh’s production cost structure in part through long term slab supply, and the advantages of effecting it with an equity partner as opposed to a commercial partner, issues associated with Esmark’s valuation, and the perceived objective of the Esmark transaction to acquire a public company to more easily provide liquidity to Esmark and its investors. Members of the Board expressed serious concern about the acquisition of Wheeling-Pittsburgh by a company engaged in the steel service center business and its potentially adverse effects on important customers of Wheeling-Pittsburgh which may consider service centers as competitors.

By comparison, the Chairman noted that CSN was an integrated, low cost steel producer with 4 to 5 million metric tons of steelmaking capacity, extensive reserves of iron ore, the third largest blast furnace in the world, and a hot strip mill that is among the top five in the world in production capacity. He stated that to date CSN has been largely focused on Brazilian markets but is interested in expanding further into the North American steel market. Based on his discussions with CSN, the Chairman reported that CSN was committed to capital investment in Wheeling-Pittsburgh and as part of its proposal to assure Wheeling-Pittsburgh with a long term slab supply. The proposed slab arrangement was discussed as well as the ability of CSN LLC to provide Wheeling-Pittsburgh with additional cold rolling capacity, which would utilize Wheeling-Pittsburgh’s excess hot strip mill capacity.

Concerns about the impact on employees of a shutdown of Wheeling-Pittsburgh’s remaining blast furnace, a feature of both the Esmark and CSN proposals, were discussed as were other issues related to the USW collective bargaining agreement, including profit-sharing, neutrality, layoffs, future investment in the hot strip mill, and a contract extension and treatment of the shares of common stock owned by the Wheeling-Pittsburgh Steel Corporation Retiree Benefits Plan Trust (the “VEBA”). The Board was advised that Esmark stated that it had reached preliminary agreement with the USW on many issues. Additionally, the USW had suggested that Wheeling-Pittsburgh consider a three party strategic transaction involving Esmark, CSN and Wheeling-Pittsburgh and expressed a preference to approach the Loan Board with both potential proposals.

A representative of RBC Dain Rauscher (“RBC”) briefed the Board on the status of discussions with the Loan Board with respect to two loan modification requests: one to permit a rights offering and, alternatively, to provide a “runway” to allow more time for the strategic discussions to develop. In both cases, if agreed by the Loan Board, Wheeling-Pittsburgh would be in compliance with the financial covenants in its term loan agreement. According to the RBC representative, the Loan Board favored a strategic transaction as a long term solution to its credit position as opposed to a short term solution such as the rights offering. The RBC representative also discussed the USW’s position based on his meetings with Mr. Ron Bloom, special assistant to the president of the USW, including the USW’s opposition to the rights offering, and the need for valuations in connection with both proposals.

The Board reconvened on February 9, 2006 and continued its deliberations about the two proposals and also discussed alternatives for Wheeling-Pittsburgh. After further deliberations, the consensus of the Board and management was that, at the present time and based on the indicative terms presented, the CSN proposal represented a superior alternative. CSN would contribute its CSN LLC assets and cash and would enter into a long-term slab supply agreement in exchange for a majority interest in Wheeling-Pittsburgh. In arriving at this consensus position, the Board took into account the basic structure of the proposals, the views of the USW and the Loan Board, the strategic business reasons for each proposal, the post-transaction earnings potential associated with each proposal, the proposed slab supply arrangements, the infusion of cash into Wheeling-Pittsburgh for strategic capital expenditures, the continuing ownership position of Wheeling-Pittsburgh’s existing stockholders, the impact on the VEBA and the exclusivity arrangements requested by each bidder and the fiduciary duty implications of granting exclusivity. The Board was advised that the CSN proposal was not binding on either party and did not require acceptance by Wheeling-Pittsburgh, except for a separate 30 day exclusivity agreement during which both parties would undertake mutual due diligence and not engage in discussions with other parties. Before formally acting on a motion to pursue the CSN proposal under a 30-day exclusivity arrangement, the Board authorized the Board’s lead director, to meet with Mr. Bloom, to discuss the Board’s position in light of the USW’s stated preference for the Esmark proposal.

At a special meeting of the Board on February 10, 2006, the Board’s lead director briefed the Board on the meeting held with Mr. Bloom of the USW, who advised that the USW reiterated its support of the Esmark proposal and expressed concerns about the CSN proposal. The Board then engaged in a detailed discussion about the USW’s views, and the ability of the USW to effectively block a transaction because of the successorship clause in the collective bargaining agreement with Wheeling-Pittsburgh, which requires a potential successor employer in a “change of control” transaction to have entered into a new collective bargaining agreement with the USW.

Management presented a detailed comparison of the two proposals, including a preliminary pro forma combination with each of CSN and Esmark, and provided a written executive summary to the Board. The Board reviewed again the slab supply arrangements, capital investments in Wheeling-Pittsburgh, and the creditworthiness of CSN and Esmark, as well as the 30-day exclusivity terms requested by CSN, and the impact of granting a limited period of exclusivity on Esmark’s continued interest, and the valuation issues related both to the CSN and Esmark proposals.

Management recommended that the Board approve the grant of exclusivity to CSN, and the Board, by a favorable 9 to 2 vote (with the two USW designees dissenting), authorized Wheeling-Pittsburgh to enter into a 30-day exclusivity agreement with CSN to explore a potential transaction, which was later entered into on February 17, 2006.

Over the next 30 days, CSN and Wheeling-Pittsburgh engaged in detailed discussions and mutual due diligence with respect to the proposed transaction and also met with Mr. Bloom of the USW with respect to proposed modifications to the collective bargaining agreement. Working groups from both CSN and Wheeling-Pittsburgh developed a joint business plan for the combined operations. In addition, on March 14, 2006, Wheeling-Pittsburgh, with the approval of the Board, entered into an interim slab purchase agreement with CSN with respect to mutual slab and hot rolling needs in 2006.

On February 24, 2006, the Board approved proposed amendments to the term loan agreement that were negotiated with the Loan Board and the lenders which resolved Wheeling-Pittsburgh’s impending financial covenant compliance issue. The amendments were not conditioned on any strategic arrangement. Wheeling-Pittsburgh informed Tontine that Wheeling-Pittsburgh was abandoning the rights offering because Wheeling-Pittsburgh was pursuing potential strategic opportunities.

At meetings of the Board on February 23, 2006 and on March 10, 2006, the Board was updated on discussions with CSN and was provided with discussion materials prepared by Greenhill and Co., LLC (“Greenhill”), CSN’s investment banker, which were also provided to the USW. In addition to providing the strategic rationale for a CSN/Wheeling-Pittsburgh transaction, the document included the key elements to the transaction, pro forma financial projections, labor considerations, and the transaction timeline.

Board’s Rejection of Extension of CSN Exclusivity Period.  Revised acquisition proposals were submitted to Wheeling-Pittsburgh by CSN and Esmark on March 14, 2006 and March 16, 2006, respectively. A special Board meeting was held on March 17, 2006, to discuss the revised proposals from CSN and Esmark, which were substantially similar to the earlier merger proposals received from these parties. In management’s view, neither proposal was adequate, and CSN’s proposal did not justify an extension of the exclusivity period. In addition, Wheeling-Pittsburgh’s outside labor counsel discussed with the Board the position of the USW, as evidenced by two letters Wheeling-Pittsburgh had recently received from the USW relating to the right to bid and successorship language in Wheeling-Pittsburgh’s collective bargaining agreement with the USW, and recent contacts with Mr. Bloom. The USW continued to favor the Esmark proposal. The Board discussed at length both proposals, including the positives and negatives of each proposal to Wheeling-Pittsburgh and its stockholders and the future positioning of Wheeling-Pittsburgh in the global steel industry. The consensus of the Board was that management should continue to work with both CSN and Esmark in an effort to improve each proposal. On March 17, 2006, CSN was informed that its offer was not sufficient and that the exclusivity period would expire on March 20, 2006.

Over the next several weeks, active discussions were held with both CSN and Esmark about improving their proposals with respect to a potential strategic transaction:

•	On March 20, 2006, the Chairman contacted Esmark to initiate further discussions.

•	On March 21, 2006, the Chairman discussed with Esmark additional due diligence, including a two week diligence period for a Russian steel producer newly identified by Esmark as a potential slab suppler and equity owner. The Chairman also met with Mr. Bloom of the USW to discuss the deal process and the need for a definitive proposal from Esmark.

•	On March 27, 2006, Wheeling-Pittsburgh received a nonbinding indication of interest from Company I with respect to a purchase of a majority of the stock of Esmark followed by an acquisition of at least a 51% stake in a combined Esmark/Wheeling-Pittsburgh company. The transaction contemplated that Franklin would invest an additional $170 million in Esmark, and Company I would supply up to approximately 1.6 million tons of slabs annually to Wheeling-Pittsburgh. The Bouchard Group would manage the combined company. Company I expressed an intention to increase its interest in the combined company to up to 75%.

•	On April 3, 2006, a member of senior management met with UBS and Greenhill to discuss the CSN transaction and valuation matters. That same day, the Chairman was invited to meet with representatives of Esmark, Franklin, the USW, Company I and JP Morgan; however, no substantive discussions occurred.

•	On April 5, 2006, senior management met with Mr. Bloom to discuss Wheeling-Pittsburgh’s reservations about the Company I/Esmark proposal. Mr. Bloom requested additional time until April 20 to allow Company I to evaluate a potential transaction.

•	On April 7, 2006, revised proposals were received from Esmark and CSN, described more fully below. Esmark’s new proposal did not include participation of Company I as a significant equity partner or slab supplier, as contemplated by the March 27, 2006 proposal of Company I/Esmark.

•	On April 10 and 11, 2006, the Chairman met with senior executives of CSN in Brazil.

•	On April 12, 2006, Mr. Bloom contacted Mr. Marcos Lutz, Vice President for Infrastructure and Energy of CSN, who agreed to meet Mr. Bloom in Pittsburgh on April 18, 2006.

Revised April 7 Proposals from CSN and Esmark.  On April 7, 2006 revised proposals were submitted by both CSN and Esmark to acquire a majority ownership position in Wheeling-Pittsburgh through a merger transaction.

CSN proposed the following transaction:

•	CSN, CSN Holdings, LLC (a predecessor of CSN Holdings (“Holdings”)) and a newly formed wholly owned subsidiary of Holdings would enter into a merger agreement with Wheeling-Pittsburgh;

•	Shares of Wheeling-Pittsburgh owned by current Wheeling-Pittsburgh stockholders would be converted into shares of Holdings representing 36% of the outstanding capital stock with CSN holding 64%; Holdings common stock would be listed on the New York Stock Exchange or the NASDAQ Global Market;

•	Holdings would have at least $225 million in cash at closing; and

•	CSN would enter into a long-term supply agreement with Wheeling-Pittsburgh pursuant to which CSN would supply at market prices a targeted volume of slabs to meet the current and project business plan of the new Wheeling-Pittsburgh. The Board of Directors of Holdings would consist of 13 directors, including three independent directors, two directors designated by the USW, the current Chairman of Wheeling-Pittsburgh and seven directors designated by CSN. All related party transactions involving CSN or its affiliates and Holdings or its subsidiaries would be on an arm’s length basis, and any significant transactions would be subject to approval by a majority of the independent directors of Holdings.

Esmark’s revised proposal reflected an increase of the exchange price to $20 per share and of Franklin’s commitment to make a cash infusion into Wheeling-Pittsburgh to $200 million. Esmark eliminated the alternative structure option to provide cash to shareholders in order to maximize the amount of cash for use in the continued operation as well as for growth of the combined company. This proposal included the idea of building a second EAF.

On April 13, 2006, a special Board meeting was called, at which representatives of UBS, FTI Consulting, Wheeling-Pittsburgh’s financial and accounting consultant (“FTI”), and Wheeling-Pittsburgh’s outside counsel participated, to consider the revised proposals received from CSN and Esmark on April 7, 2006, together with a chronology of developments since March 17, 2006.

Representatives of UBS reviewed the status of all strategic discussions to date with potential strategic partners worldwide and presented a detailed side by side comparison of the CSN and Esmark proposals. UBS responded to questions concerning the differences in the April 7 proposal made by CSN compared to its prior proposals, including the substantial increase in cash investment in Wheeling-Pittsburgh from $75 million to $225 million and changes in the transaction structure and relative equity ownership positions of CSN and the Wheeling-Pittsburgh current stockholders. UBS noted that the revised Esmark proposal had changed substantially from its several prior proposals and was now more similar to CSN’s in form and cash investment. Management and members of the Board considered the pro forma effects of the CSN and the Esmark proposals and related synergies arising from the respective combined companies.

A key uncertainty in Esmark’s value proposition was its claimed $100 million in synergies. However, management and FTI, based on their respective analyses, believed that this estimate was significantly overstated and the actual synergies may be only approximately $38 million. On the other hand, CSN and Wheeling-Pittsburgh, with their advisors, had prepared a jointly developed business plan for the combined operations of CSN Holdings and Wheeling-Pittsburgh that detailed the forward effects of a combination, and, as a result of that extensive process, there was a higher degree of confidence in the evaluation materials presented to the Board. Despite several discussions among Esmark, FTI and Wheeling-Pittsburgh, Esmark had not provide credible detailed support for its claimed synergies with respect to any of its prior proposals, notwithstanding its access to relevant business and financial information about Wheeling-Pittsburgh. With respect to the strategic issue of slab supply, members of the Board questioned the source and terms of slabs Esmark indicated it would arrange, since Company I no longer appeared to be a participant in the Esmark proposal. The Chairman indicated that ultimately two million tons of slab would be required annually, and he expressed concern about the assurance of a long-term supply where the slab supplier had no significant equity interest in Wheeling-Pittsburgh and noted that CSN has announced a 6 million ton expansion of its slab making capacity, leveraging its ownership and control of iron ore reserves with the potential for approximately 40 million tons of annual capacity in Brazil. He commented on negative impacts experienced by Wheeling-Pittsburgh with other commercial raw material contracts, such as iron ore and coal. As to the Esmark proposal for a second EAF as an alternative to outsourcing slabs, management observed that there were significant limitations in this approach because of the need for a very high volume of scrap for use in one geographic location and for substantially greater electric power supply than is currently available to Wheeling-Pittsburgh. Significant additional study would be required to assess the feasibility of a second EAF.

Members of the Board evaluated the competing proposals, the assumptions underlying each proposal and the support for such assumptions, valuations, pricing, per share values, slab supply, labor, profit sharing, and cash infusion into the newly combined entity, as well as timing of any transaction and the fiduciary duties of directors. The Chairman stated that Mr. Lutz of CSN was scheduled to meet with Mr. Bloom of the USW on Tuesday, April 18, to discuss the proposed CSN transaction and labor issues and that the current deadline for action by the Board set by CSN was April 18, 2006.

USW Requests Extension of Time to Permit Esmark Presentation to the Board.  At a special meeting of the Board held on April 18, 2006, the lead director summarized his meeting with Mr. Bloom authorized by the Board the prior day, prompted by written complaints by Esmark that the Board and management were not fairly evaluating its proposal. Mr. Bloom sought to improve what he saw as failures in the communication process between Esmark and Wheeling-Pittsburgh. He asked that the full Board meet directly with the Esmark team and that the independent directors of the Board, with assistance of special counsel engaged by the independent directors, be charged with monitoring the Board’s process as it affects the consideration of Esmark’s proposal. The lead director stated that he offered to seek an extension of the deadline for CSN’s offer from April 18, 2006 to a later date, in order to allow for time for Esmark to make a presentation of its proposal directly to the Board of Directors of Wheeling-Pittsburgh. In light of the confirmation by CSN that it would agree to extend its deadline for a short period of time, the lead director recommended that the Board should defer action on the CSN or Esmark proposals for a period of time not to exceed April 28 and to organize a meeting with Esmark and the full Board as soon as practicable. A presentation by Esmark to the Board was then tentatively scheduled for April 21, with the USW follow-up on April 24, and a final side by side presentation to the Board on April 25. A special committee of the Board (named the “Ad Hoc Committee”), consisting of the lead director and another independent director, was formed to monitor this process and to develop specific questions that should be addressed by Esmark as part of its presentation.

Following this decision, Mr. Lutz of CSN was invited to speak to the Board in person to describe in broad terms the CSN strategy and vision and how a combination with Wheeling-Pittsburgh would fit into these plans and benefit the stakeholders of Wheeling-Pittsburgh. Mr. Lutz provided an overview of CSN since its privatization in the early 1990s and subsequent modernization efforts and its business strategy. He cited CSN’s revenue growth and current levels of profitability and balance sheet strength, its product mix, its plan to increase its iron ore production to 40 million tons annually (compared to its current internal usage of 9 million tons), its position as a world low cost producer of slab and its announced plans to increase slab production capacity by 6 million tons, its competitive position in the Brazilian market in flat and long products, its employee and union relations, its past approaches to the North American steel market, including its acquisition of the assets of Heartland Steel in 2001, and its alternative opportunity to build a new hot rolling mill at a greenfield site in Kentucky to supply CSN LLC. He addressed CSN’s strategy to expand significantly in North America through a transaction with Wheeling-Pittsburgh, including increasing Wheeling-Pittsburgh’s hot strip mill production to 4 million tons (and the possibility of a follow-on expansion to 6 million tons), and the long term supply of slabs to permit Wheeling-Pittsburgh to fully utilize the expanded hot strip mill, and when necessary replace the production of its No. 5 blast furnace and basic oxygen furnace. He discussed the joint CSN/Wheeling-Pittsburgh efforts to develop a combined business plan and answered questions from members of the Board, including about the valuation of CSN LLC and the proposed long term slab supply at market price and the role of the independent directors in enforcing the contract against CSN.

Management reviewed the methodology, assumptions and conclusions of the combined business plan developed jointly by Wheeling-Pittsburgh and CSN. Summary and detailed schedules were previously provided to all members of the Board, including pro forma information and operating/production summaries with the hot strip mill operating at 3.2 million tons, 3.6 million tons and 4.0 million tons. Wheeling-Pittsburgh’s President and Chief Operating Officer described the combined business plan, including investment and production goals following the transaction with CSN, and described the several hot strip mill operating models. Among other matters, he emphasized the strategic advantages to Wheeling-Pittsburgh of the combination with CSN, the importance of an assured long term slab supply arrangement with a low cost producer having a major equity interest in Wheeling-Pittsburgh, the technological and other resources that can be provided by CSN to improve product quality and mix, and how the cash investment by CSN would improve Wheeling-Pittsburgh’s cost structure and competitive position in the North American market. Wheeling-Pittsburgh’s Controller addressed the pro forma financial projections and other metrics of the combined business plan, key assumptions, and summarized the projected results. Members of the Board were also provided with a standalone business plan with projections for Wheeling-Pittsburgh in the event no business combination transaction was entered into, including a base case scenario, a sensitized scenario modeling a down-cycle, and a preliminary evaluation of a sale and leaseback transaction involving the caster. The analysis showed that Wheeling-Pittsburgh under a standalone scenario would continue to have a substantial risk of not being able to comply with its existing loan covenants.

Esmark Presentation to the Board in April.  A special meeting of the Board was held on April 24, 2006, at which all directors, together with Wheeling-Pittsburgh’s financial and legal advisors, attended as Esmark directly presented its proposal. The chair of the Ad Hoc Committee of the Board and special counsel retained by the committee conducted the meeting. Special counsel indicated that, under the agreed procedures for the meeting established by the special committee, Esmark would make its presentation, circulate supporting materials and respond to questions from directors of Wheeling-Pittsburgh, after which the Board and advisors would meet privately to discuss the presentation and determine if follow up questions would be necessary.

Attending the meeting were James Bouchard, Chairman and CEO of Esmark, Craig Bouchard, Executive Vice President and CFO, consultants, financial, accounting and legal advisors retained by Esmark, and representatives of Franklin. First, Mr. James Bouchard explained Esmark’s strategy and vision, its service center operation and customer base, his goal of increasing mill utilization linked to a service center distribution channel and his past experiences in commercial turnarounds with US Steel at Kosice, Slovakia and also with those of his team at USS Mon Valley and USS Gary Works, his service center strategy and the European steel mill experience, and how that strategy could be applied to the North American market. With the proposed addition of a second EAF at Wheeling-Pittsburgh instead of a slab supply arrangement, he described the Wheeling-Pittsburgh/Esmark combination as mini-mill linked with a service center to drive product distribution. Next, a former US Steel manager and recently hired consultant to Esmark, presented his observations on Wheeling-Pittsburgh operations and potential synergies resulting from the combination. He stated that in his judgment Wheeling-Pittsburgh’s existing EAF and caster are good, that the hot strip mill is adequate and that production improvements would occur in two to three steps. He offered no detail about the expected synergies or backup to his observations on savings and improvements but rather stated that key measurements would have to be developed to determine particular cost reduction opportunities. Then, Mr. Craig Bouchard, with the assistance of his advisors, discussed plans for increasing the hot strip mill production from 2.9 million tons to 3.5 million tons and assuring the Board of Esmark’s ability to sell the additional production; achieving purchasing savings over a two-year period; improving EAF productivity; substantially reducing hot strip mill conversion costs; and reducing slab purchase requirements. Esmark also furnished a letter from MAN Ferrostaal to respond to concerns about Esmark’s ability to source slab in both the short term and long term; MAN Ferrostaal also offered to undertake a feasibility study for a second EAF at an estimated capital cost of $108 million. Mr. Craig Bouchard also responded to a number of the Board’s written questions, previously prepared and reviewed with the Bouchards and senior management of Wheeling-Pittsburgh in anticipation of this meeting, including such matters as the status of negotiations with the USW over a new collective bargaining agreement, Esmark’s focus on acquisitions of service centers and historical capital maintenance requirements. Finally, representatives of JP Morgan, the financial advisor to Esmark, addressed valuation issues, including the valuation of Esmark on a standalone basis, and circulated a written report to the Board, highlighting the pro forma effects of a business combination and possible valuation of the combined Wheeling-Pittsburgh/Esmark merger using a service center multiple. At different points during the entire presentation, members of the Board asked questions of the Esmark representatives.

After the Esmark representatives were excused from the meeting, members of the Board, together with Company management and advisors, discussed the Esmark presentation, and members of the Board offered their comments about claimed synergies, the proposed second EAF, the operating plan and Esmark’s ability to penetrate new markets, concerns about the Esmark strategy relying on service center distribution, among other matters. The Ad Hoc Committee was charged with identifying appropriate follow up questions which were submitted to Esmark. The Ad Hoc Committee and management reviewed the additional information provided by Esmark following the meeting.

The Ad Hoc Committee also had discussions with Mr. Bloom in days following the April 24 Board meeting, culminating in a presentation by the Ad Hoc Committee to Mr. Bloom of a comparative analysis of the two proposals.

The USW, by letter dated May 2, 2006 to the Ad Hoc Committee, stated that it was not prepared to enter into a new collective bargaining agreement with CSN, nor to waive the USW’s rights under the successorship provisions of the labor agreement. Because the proposed CSN merger transaction contemplated the acquisition of a 64% interest in the combined entity, the proposed transaction represented a “change of control” and triggered the successorship provisions of the USW collective bargaining agreement.

Decision to Pursue a Strategic Alliance with CSN

At the regular meeting of the Board on May 4, 2006, the Board reviewed Wheeling-Pittsburgh’s strategic alternatives, including the revised CSN and Esmark proposals of April 7 and stand-alone scenarios for Wheeling-Pittsburgh, and the position of the USW. Wheeling-Pittsburgh’s financial and legal advisors and invited members of senior management participated in this strategic review. The Board discussed the materials which had been previously provided, including a side by side comparison of the most recent CSN and Esmark proposals prepared by management in consultation with Wheeling-Pittsburgh’s advisors.

Points of comparison included primary operating strategy, commercial strategy, synergies, operating assets contributed, cash investment, pro forma dilution, combined pro forma EBITDA, pro forma value per share, slab agreement, the USW agreement, corporate governance, social impact, due diligence on assets contributed, term loan and Loan Board guarantee, technology transfer, consistency of vision/execution, exclusivity and expense reimbursement, public company considerations, merger agreement, and future expansion/long-term upside.

Representatives of UBS commented on the CSN and Esmark proposals in the context of changes in the global steel industry, the impact of raw material costs, and the volatile environment in the industry. A representative of UBS observed that Wheeling-Pittsburgh’s capital structure and liquidity needed to be sufficient to ride out the current cycle, and it was critical for Wheeling-Pittsburgh to have access to the capital markets. He also noted that both proposals addressed some of the issues facing Wheeling-Pittsburgh, but that neither proposal was a 100% cash offer. Each transaction would need to be communicated to the stockholders and the market generally so the long-term benefits of the combination could be understood. Members of the Board expressed a concern that neither deal could meet current market expectations. Next, the UBS representative provided an overview of CSN, a company with $10 billion in market capitalization and $2 billion in EBITDA, having a more variable cost structure which protects it in downturns and results in a more stable business, and access to the capital markets to facilitate growth.

He observed that the addition of CSN LLC (the former Heartland Steel) as part of the proposed CSN transaction would result in synergies and increase the throughput through Wheeling-Pittsburgh’s hot strip mill. Additionally, CSN LLC could provide additional cold-rolled and galvanized products. As for Esmark, the UBS representative observed that it has the financial backing of Franklin, which made an initial investment of $175 million to fund acquisitions; Esmark had a short operating history and its proposal was based on the European steel model of mills owning service centers; and that a transaction with Wheeling-Pittsburgh would present a way for Esmark to become a public company. He also observed that Esmark’s strategy of a second EAF was questionable but, if successful, could allow for a more variable cost structure.

The risks of execution with respect to each proposal, issues related to the Loan Board, the USW approval and stockholder approval were discussed at length. The Ad Hoc Committee led the Board through an assessment of Wheeling-Pittsburgh’s strategic alternatives, including remaining a standalone company and not pursuing alternatives at the present time; rejecting the Esmark proposal “as is”; renegotiating the economics and management issues of the Esmark proposal; pursuing a three-way transaction among Wheeling-Pittsburgh, Esmark and CSN; pursuing the feasibility of a secondary or other equity offering; pursuing an outright sale of Wheeling-Pittsburgh; rejecting the CSN proposal “as is”; or considering a strategic investment by CSN in Wheeling-Pittsburgh. The full Board then engaged in a directors-only closed door session, without advisors and invited members of management. The Board rejected a number of these alternatives, including the Esmark proposal, and focused on the standalone alternative, the feasibility of a secondary or other equity offering, and an evaluation of a strategic investment by CSN in Wheeling-Pittsburgh. Members of the Board observed that Wheeling-Pittsburgh had been unable to pursue the CSN proposal, which offered superior strategic and economic terms to Wheeling-Pittsburgh and its stockholders, because the USW determined that it would not agree to the labor agreement modifications discussed with CSN and that under the collective bargaining agreement the USW could refuse to enter into a new labor agreement, providing an effective veto to the change of control transaction.

The consensus of the Board was that Wheeling-Pittsburgh should pursue an alternative transaction with CSN and continue to seek the cooperation of the USW with respect to any strategic transaction. The Board resolved, with 10 directors voting in favor and one abstaining (a USW designee), that Wheeling-Pittsburgh continue to explore strategic alternatives with CSN, including a possible strategic alliance that could involve a minority investment by CSN in Wheeling-Pittsburgh, a long-term slab supply agreement and other strategic considerations. The Board authorized the formation of the Strategic Committee, consisting of the lead director and another independent director, to monitor, evaluate and oversee the Board’s consideration of strategic alternatives available to Wheeling-Pittsburgh, including a possible strategic alliance with CSN.

In the following weeks, representatives of Wheeling-Pittsburgh met with CSN to discuss a strategic alliance. The initial discussions related principally to a cash investment by CSN for a minority interest of approximately 20% in Wheeling-Pittsburgh, together with a long-term slab supply agreement, that could ultimately be increased to a majority position, subject to agreement with the USW. After considering the elements of such a transaction, CSN proposed an alternative to effect an exchange of 49.5% of the equity of Wheeling-Pittsburgh for 100% of CSN LLC, with CSN providing a secured three year convertible note primarily for improvements to the hot strip mill at Wheeling-Pittsburgh and expansion of production capacity at CSN LLC. The form of the transaction would be a merger of Wheeling-Pittsburgh into a newly formed wholly-owned subsidiary of CSN Holdings. CSN Holdings would be owned 50.5% by existing stockholders of Wheeling-Pittsburgh and 49.5% by CSN. The outstanding shares of this new public company would be listed on a national securities exchange. Extensive discussions were held with CSN concerning issues regarding structure and terms, including the impact on existing lending agreements, corporate governance provisions of the new combined entity, and rights of the USW under the collective bargaining agreement. Members of the Strategic Committee were regularly briefed on the status of discussions with CSN.

On June 23, 2006, a special meeting of the Board was held to update the full Board on discussions with CSN. The new proposed merger structure and related secured convertible note terms were reviewed under which Wheeling-Pittsburgh’s stockholders would own 50.5% of Holdings and CSN would own 49.5% of Holdings and where Wheeling-Pittsburgh and CSN LLC would be wholly-owned subsidiaries of Holdings. This proposal did not envision the shutdown of Wheeling-Pittsburgh’s blast furnace. The Board discussed issues related to Loan Board approval, rights of the USW under the collective bargaining agreement (including the right to bid and successorship issues), stockholder approval, the interest of CSN in acquiring a larger interest in Wheeling-Pittsburgh, and the possibility that Esmark would re-emerge as a bidder. Outside counsel for Wheeling-Pittsburgh advised on the

USW’s contractual right to bid provision, including the time period for the USW to submit a competing bid or assign its right to bid to a third party, and was requested to prepare any required notice to the USW for prior review by the Strategic Committee. In light of the possibility that a stockholder meeting would likely be required in connection with a potential transaction with CSN and the additional costs associated with holding a second stockholders meeting, the Board determined that the annual meeting of stockholders, regularly scheduled for August, should be delayed to a later date.

The parties, with their advisors, engaged in extensive negotiations in Pittsburgh on June 29 and 30, 2006 with respect to the principal terms of this new proposal. On June 29, Mr. Lutz of CSN also met with the USW, in Pittsburgh. On July 6, 2006 at a special meeting, the Board discussed the status of negotiations with CSN regarding the proposed merger transaction. The Chairman was advised by CSN that the board of CSN was prepared to move forward on the basis of a written nonbinding proposal to be submitted to Wheeling-Pittsburgh, a draft of which had been reviewed by management and the advisors to Wheeling-Pittsburgh and circulated to the members of the Board and its Strategic Committee. Based on these developments, the Chairman recommended that the Board at this meeting authorize the execution of the proposed nonbinding letter with CSN and then promptly notify the USW so that the USW would have the opportunity to submit a bid as provided under the collective bargaining agreement, despite the fact that Wheeling-Pittsburgh did not consider the proposed CSN transaction to necessarily require such opportunity.

Additional details about the structure and terms of the proposed transaction were presented to the Board. Management reviewed in detail a summary term sheet that had been previously provided to the Board, including: (a) the terms of CSN’s $225 million secured convertible note to CSN LLC and Wheeling-Pittsburgh, which would be designated for capital improvements at CSN LLC and Wheeling-Pittsburgh’s hot strip mill and for debt reduction and working capital for Wheeling-Pittsburgh; (b) the long-term slab supply and tolling arrangements; (c) financial issues relating to Wheeling-Pittsburgh’s existing lenders and the Loan Board; and (d) shareholder and governance provisions.

The members of the Board discussed valuation issues and the benefits to the stockholders of Wheeling-Pittsburgh, as well as terms of the proposal, lender and stockholder reaction, and general steel industry trends. Representatives of UBS offered its financial analysis and responded to questions from the Board. The Board, with 10 members voting affirmatively and one abstaining (a USW designee), approved the execution of a nonbinding proposal letter from CSN on the terms presented at the meeting. The CSN proposal, dated July 7, 2006 was executed by Wheeling-Pittsburgh and a right to bid notice was promptly sent to the USW with respect to the CSN proposal, setting a deadline of September 8, 2006 (a period of 63 days), for the USW to make an alternative bid.

USW Right to Bid.  By letter dated July 7, 2006 Wheeling-Pittsburgh notified the USW that Wheeling-Pittsburgh had received a proposal dated July 7, 2006 from CSN regarding a transaction under which CSN would acquire a minority interest in the equity of Wheeling-Pittsburgh, and were providing the USW with the opportunity to submit an alternative bid. The principal elements of the transaction were set forth in the letter. The USW was advised that the proposal was subject to the negotiation of definitive agreements satisfactory to Wheeling-Pittsburgh and CSN. Wheeling-Pittsburgh offered to provide the USW with any information provided to CSN in connection with its proposal so that the USW could determine whether it wished to pursue a transaction. All such information would be subject to the terms of a confidentiality agreement, the form of which was attached to the notification. Wheeling-Pittsburgh provided the USW with 63 days to submit an offer, the amount of time since May 5, 2006 during which CSN and Wheeling-Pittsburgh had been in discussions concerning a strategic alliance reflected in the July 7 proposal. The parties entered into a confidentiality agreement on August 8, 2006, after which Wheeling-Pittsburgh furnished the USW with all required information.

Esmark and USW Responses.  Subsequently, Wheeling-Pittsburgh and the Strategic Committee received letters from Esmark dated July 12, 2006 requesting that the Board consider, by July 14, 2006, an Esmark acquisition proposal with essentially the same terms as its April 7 proposal. Mr. Bloom of the USW also sent a letter dated July 12, 2006 objecting to the adequacy of the 63 days to submit a bid and alleging other violations of the collective bargaining agreement by Wheeling-Pittsburgh. The Strategic Committee met on Friday, July 14, 2006 and concluded that the Esmark proposal was the same as previously considered and rejected by the full Board. On July 14, 2006, management of Wheeling-Pittsburgh also met with representatives of the USW to discuss the USW letter. On July 17, 2006, at a special meeting of the Board, these recent developments were reviewed, and the Board was advised that the USW indicated that the USW would be willing to have discussions with CSN. The Board was also advised that Company C had expressed possible interest in a strategic transaction with Wheeling-Pittsburgh. The Board agreed that Company C should contact UBS to determine if a bid or proposal would be made. UBS was contacted by Company C’s financial advisors, who subsequently confirmed that Company C declined to pursue a transaction with Wheeling-Pittsburgh.

During the next several weeks, the parties and their advisors negotiated the terms of the definitive agreements required to effect the transactions set forth in the July 7, 2006 proposal. These included, primarily, a merger agreement, along with related articles and by-laws, a stockholders agreement, a note purchase agreement, a slab supply agreement and certain other commercial agreements.

Board Action in August.  At a special meeting of the Board on August 1, 2006, the Chairman updated the Board on the status of the proposed transaction with CSN, including a review of corporate governance provisions as set forth in the proposed charter bylaws and stockholders’ agreement of CSN Holdings relating to protection of the existing Wheeling-Pittsburgh shareholders. The Board also reviewed the proposed term sheet for necessary amendments to the term loan and revolver in connection with the proposed CSN arrangement.

At the regular Board meetings on August 2 and 3, 2006, management and advisors to Wheeling-Pittsburgh reviewed the material terms of the transaction which, when completed, would combine the North American assets of CSN and those of Wheeling-Pittsburgh. Management reviewed the proposed terms of the arrangement with CSN and the changes from prior versions of the drafts of the merger agreement, note purchase agreement, slab supply agreement and related agreements, as well as the draft press release and proposed investor presentation announcing and providing the material points of the merger. In the Board discussion, matters considered included, among others, operating and commercial strategies, synergies, operating assets contributed, cash investment, pro forma dilution, pro forma EBITDA on a combined basis, pro forma indicative value per share, merger agreement, note purchase agreement, slab supply, USW issues, term loan and Loan Board guarantee, corporate governance, expense reimbursement to CSN if the merger agreement was terminated under certain circumstances, public company considerations, social impact, and long term benefits. The Board approved, with two directors abstaining (both USW designees), the public announcement that Wheeling-Pittsburgh had negotiated the material terms of an arrangement with CSN, and authorized the officers of Wheeling-Pittsburgh to complete negotiations of definitive documents for the Board’s approval after the expiration of the stipulated USW right to bid period.

On August 3, 2006, a press release was issued by Wheeling-Pittsburgh, stating that the material points of agreement had been reached between CSN and Wheeling-Pittsburgh and that the proposed CSN transaction would be acted on at the annual meeting of stockholders of Wheeling-Pittsburgh later in the fall. An investor presentation providing additional details was posted on the Wheeling-Pittsburgh website. In the following days, Wheeling-Pittsburgh and CSN met with a number of institutional investors about the proposed transaction and alternatives considered by the Board.

On August 14, 2006, the USW advised Wheeling-Pittsburgh that it was filing a grievance in order to rectify what is characterized as violations of the right to bid provisions of the collective bargaining agreement. A grievance report was filed by the USW on August 16, 2006. An arbitration was scheduled by agreement of Wheeling-Pittsburgh and the USW to occur on September 21, 2006 and was expected to conclude with a ruling by the arbitrator by September 30, 2006. Prior to the commencement of the arbitration, the parties agreed to settle the grievance by extending the expiration of the stipulated right to bid period to October 15, 2006.

On September 19, 2006 Wheeling-Pittsburgh announced that the annual meeting of stockholders of Wheeling-Pittsburgh would take place on November 17, 2006 and that the principal business at the meeting would be the regular election of directors. The record date for the annual meeting was fixed at September 18, 2006. In view of the delay in Wheeling-Pittsburgh’s being able to act on the proposed CSN transaction because of the pendency of the USW’s right to bid, the Board concluded that stockholder action on such a transaction could not occur until a separate special meeting was held, which is currently expected to occur in January 2007. Esmark had previously announced that it would contest the election of directors and seek to elect nine new directors to replace the current independent directors and management directors but would retain the USW designated directors.

During September 2006, Wheeling-Pittsburgh received indications of interest from Company G and from Company H. Management and Wheeling-Pittsburgh’s financial advisors discussed their possible interest, which was reported to the Board. Neither party has pursued a possible transaction.

On October 13, 2006, Tontine, a significant institutional stockholder of Wheeling-Pittsburgh, with an equity interest of approximately 9.5%, filed a Schedule 13D with the SEC with a letter to the Board stating that both Esmark and CSN proposals, as currently structured, were unacceptable and, unless enhanced dramatically, would be opposed by Tontine. Tontine stated that the best course of action for Wheeling-Pittsburgh and its stockholders was to terminate discussions with CSN, remain independent and begin a search for a new senior executive management team. Tontine indicated that it was prepared to enter into discussions to act as a standby purchaser in a rights offering of up to $100 million. On October 17, 2006, representatives of Tontine met at length with the full Board of Wheeling-Pittsburgh to discuss their concerns and outline their plans for a rights offering. As a follow up to the meeting, management visited with Tontine on October 19, 2006 to continue the dialogue with Tontine and discussed the capital needs of Wheeling-Pittsburgh and the parameters of a rights offering and its effect on the stockholders of Wheeling-Pittsburgh, including the VEBA. The Board met telephonically later the same day and was updated on that meeting.

On October 15, 2006, the stipulated and mutually agreed right to bid period ended. The USW did not submit an alternative bid, nor did they assign their right to any other party.

Approval of the CSN Transaction and Execution of Definitive Agreements

A special Board meeting was scheduled and held on October 24, 2006 at which the position of Tontine was discussed and the definitive agreements with CSN reflecting, in all material respects, the terms of the July 7 proposal were reviewed. No bid had been submitted by the USW, and Esmark had not offered any new proposal. The Board was advised that, in addition, Tontine had subsequently advised management that it was not prepared to pursue the rights offering alternative at this time. Representatives of UBS reviewed a timeline of the strategic review process, including the nine companies in addition to CSN and Esmark that had indicated an interest in a possible transaction with Wheeling-Pittsburgh, the principal terms of the CSN transaction and presented their financial analysis of the CSN transaction. UBS advised the Board that it was prepared to render an opinion to the effect that, as of October 24, 2006, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio is fair from a financial point of view to the holders of Wheeling-Pittsburgh common stock.

After consideration of the available alternatives and the terms of the CSN transaction and for the reasons summarized below, the Board approved, by a favorable vote of 9 to 2 (with the USW designees dissenting), the CSN merger proposal, subject to the agreement of CSN to eliminate its proposed right to expense reimbursement in the event of the termination of the merger agreement. Following the Board meeting, CSN agreed to this change, UBS delivered its oral fairness opinion to the Board, which was subsequently confirmed in writing, and the definitive merger agreement was signed by CSN and Wheeling-Pittsburgh on October 24, 2006. In addition, the Board acted to terminate the existing stockholder rights plan effective immediately. A press release announcing the signing of the agreement and the termination of the stockholder rights plan was made on October 25, 2006.

Subsequent Developments

On October 26, 2006, Esmark announced in a press release that it would modify its July 12 proposal letter in that Franklin would no longer invest $200 million in Esmark prior to closing, but rather it would offer non-transferable rights to purchase up to $200 million of Wheeling-Pittsburgh common stock to existing shareholders in connection with a merger of Esmark and Wheeling-Pittsburgh and that Franklin would act as a standby purchaser of up to $200 million, and no less than $50 million. Also, Esmark announced that it reached an agreement with Switzerland-based Duferco International Trading Holdings Ltd and Industrial Union of Donbass of the Ukraine, for a six-year slab supply agreement for up to 1.4 million metric tons of slabs for rolling at Wheeling-Pittsburgh. Wheeling-Pittsburgh has not received any written proposal from Esmark nor has Esmark provided any written documents or details to the Board to permit it to evaluate the October 26 press release.

On October 27, 2006, Tontine sent a letter to the Wheeling-Pittsburgh Board describing their updated assessment of the proposed transactions based on the results of recent discussions with representatives from Wheeling-Pittsburgh, CSN, and Esmark, and consideration of the modified Esmark proposal. In the letter, Tontine indicated that they now considered pursuit of an independent alternative as being significantly challenged, and that, in the absence of a bona fide proposal to acquire outright for full and fair value, the best course of action would be to identify a strategic partner to provide certain identified advantages. Tontine stated that the CSN proposal continues to be unattractive and that it did not support the Board’s action and would vote against the proposal if brought to the shareholders. Further, Tontine stated that Esmark had meaningfully enhanced the terms of their prior proposal and that, absent any changes in the facts or dynamics of the process, it would support the Esmark slate of directors at the November 17, 2006 annual meeting.

On November 5, 2006, CSN offered Wheeling-Pittsburgh an enhancement to its existing agreement with Wheeling-Pittsburgh. The board has received and endorsed the new proposal as the best alternative currently available to the company and its stockholders. Under the enhanced proposal, for each share of Wheeling-Pittsburgh, existing Wheeling-Pittsburgh stockholders will have the choice of electing to receive either a share of common stock in the new combined company (A Share) or a depositary share that requires CSN to pay $30 per share in cash four years after the merger (B Share), or a combination of A and B Shares. The total number of B Shares will be limited to 50% of the number of shares of the new combined company to be issued to existing Wheeling-Pittsburgh stockholders and 60% of the total consideration. The B Shares are common stock of the new combined company that are deposited with a depositary and will be listed for trading on The NASDAQ Global Market. CSN and Wheeling-Pittsburgh are in discussions to finalize the enhancement, subject to an amendment of the existing definitive agreements. CSN indicated that, in response to stockholder reaction, this enhanced proposal offers stockholders an attractive cash alternative and that a number of financial institutions have volunteered to monetize the B Shares for stockholders, thereby establishing a market and price for these B Shares immediately.